                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE
August 29, 2002

    PEERLESS SYSTEMS REPORTS SECOND QUARTER AND SIX MONTHS FINANCIAL RESULTS

Selected Second Quarter Highlights:

   . Year-over-year second quarter gross margin improvement to 57.6 percent from
     41.9 percent

   . Introduction of Peerless AccelePrint(R) EX Controller

   . Collaborations with Canon on Canon's Laser Beam Printer 2000, Canon's imageRUNNER 1600, and imageRUNNER 2000 multi-function products

   . Cash and investments balance of $15.0 million at July 31, 2002

El Segundo, Calif., August 29, 2002 - Peerless Systems Corporation (Nasdaq:
PRLS), a provider of software-based embedded imaging and networking systems to the digital document markets, today reported financial results for the second quarter of its fiscal year 2003.

Second Quarter Fiscal 2003 Results

For the second fiscal quarter ended July 31, 2002, the Company reported revenues of $7.1 million, a 3.4 percent decrease from revenues of $7.3 million reported for the same quarter of the prior fiscal year, and a sequential decrease of 17.5 percent from revenues of $8.6 million reported in the previous quarter, which was consistent with prior guidance. The revenue decrease from the year-ago quarter was due primarily to a decline in engineering services and maintenance revenues, while the decrease from the prior sequential quarter was due primarily to lower product licensing fees as well as lower engineering services and maintenance revenues.

The Company's engineering services contract backlog was $1.5 million as of July 31, 2002, compared with $1.5 million as of April 30, 2002, and $1.9 million as of July 31, 2001. As of July 31, 2002, the Company had $4.4 million in licensing agreements to be recognized over the next five quarters, compared with $4.3 million as of April 30, 2002 and $7.0 million as of July 31, 2001.

Gross margin for the second quarter improved to 57.6 percent from 41.9 percent for the same quarter of the previous fiscal year, and declined from 58.9 percent in the first quarter of fiscal year 2003. The improvement in gross margin year-over-year is attributable primarily to increased costs for projects that were nearing completion last year.

The Company's second quarter research and development expenses decreased 2.1 percent to $2.4 million, or 34.5 percent of revenues, from the previous sequential quarter's expenses of $2.5 million, or 29.1 percent of revenues. The decrease on a dollar basis was primarily the result of a decreased level of outside development costs associated with the Company's high performance color products, and the increase on a percentage basis, a result of allocating expense dollars over a smaller revenue base. Sales and marketing expenses in the second fiscal quarter were $1.1 million, or 15.6 percent of revenues,

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compared with the previous fiscal quarter's $1.1 million, or 12.7 percent of revenues. General and administrative expenses for the quarter were $1.6 million, or 22.2 percent of revenues, which increased from $1.3 million, or 14.9 percent of revenues, reported for the previous quarter of fiscal year 2003. Included in general and administrative expenses for the quarter was a write-off of approximately $0.7 million for a reduction in office space located at the Company's headquarters which was partially offset by a recoupment of approximately $0.5 million in legal expenses associated with unrelated litigation matters. In spite of the recent write-off, the Company expects a long-term financial benefit from reduced rents and reduction of leasehold amortization expense to accrue from the change in its office lease.

The net loss for the second quarter was $1.2 million, or $0.08 per share, compared with a net loss of $2.5 million, or $0.17 per share, for the second quarter of fiscal year 2002. Sequentially, the Company's net loss compared with first quarter net income of $0.6 million, or $0.04 per share, which included a $0.3 million credit provision for income taxes. The credit was a result of recent changes in the tax code that allowed the Company to carry back losses to obtain a tax refund of $0.5 million.

Commenting on second quarter achievements, Howard Nellor, President and Chief Executive Officer of Peerless Systems Corporation, said, "Consistent with the guidance we provided when we reported financial results last quarter, Peerless Systems has reported a net loss for our second quarter. While revenues were down sequentially and when compared with the year-ago quarter, we made substantially higher gross profits per revenue dollar year over year."

Mr. Nellor continued, "Our strategy is to invest in the development of strong product technologies to bring this company back to profitability and prominence. During the second quarter, we made excellent progress on developing our high performance color products, which we expect to provide world-class color, a high number of pages per minute, and functionality that OEMs can tune to their own requirements. We also introduced our AccelePrint(R) EX Controller. We announced our collaboration with Canon on the design, development, and delivery of Canon's Laser Beam Printer 2000, Canon's imageRUNNER 1600, and imageRUNNER 2000 multi-function products, each of which will utilize Peerless's QP+405 controller design. And shortly after we entered our third quarter, Peerless Systems signed a networking license agreement with Konica Corporation for our PeerlessSPS(TM) Software Development Kit, that Konica will use to build multi-protocol print server capability and network connectivity into its multi-function products. We are very pleased with these developments."

"We expect the financial results for our third quarter to be down compared with what we saw in the second quarter as revenues are expected to decline slightly in the third quarter. Overall, we are enthusiastic about our advances in the development of our high performance color products, which is our clear focus, and product introduction is expected later in the year. We also intend to incorporate aspects of our high performance color technology into our legacy products to provide better performance with lower price points than our high performance color products alone," added Mr. Nellor.

On July 31, 2002, days sales outstanding (DSO) for receivables and unbilled were 52, compared to DSOs of 29 at April 30, 2002. The rise was a result of end-of-quarter licensing arrangements payable in the third quarter of fiscal year 2003. As of July 31, 2002, the Company had total assets of $23.8

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million, including cash and investments of $15.0 million compared with $14.7 million as of January 31, 2002. Stockholders' equity totaled $15.5 million as of July 31, 2002.

Six Months Fiscal 2003 Results

For the six months ended July 31, 2002, consolidated revenues were $15.7 million, an 11.7 percent increase from revenues of $14.0 million reported for the same period of the prior fiscal year. The increase from the year-ago period was due primarily to higher product licensing fees earned in the recent six-month period, partially offset by lower engineering services and maintenance fees earned in the recent six-month period.

Gross margin for the six months ended July 31, 2002 improved to 58.3 percent from 45.9 percent for the same period of the previous fiscal year. The improvement in gross margin year-over-year is attributable primarily to the improved margins on the Company's engineering services efforts resulting from the high level of OEM-requested design changes for projects that were nearing completion, earned during the first quarter of fiscal year 2003. Research and development expenses for the six-month period ended July 31, 2002 declined 25.9 percent to $5.0 million, or 31.6 percent of revenues, from the previous six-month period's $6.7 million, or 47.6 percent of revenues. The decrease was primarily a result of the divestiture of the Company's Netreon storage operation. Sales and marketing expenses in the recent six-month period were $2.2 million, or 14.0 percent of revenues, lower than the year-ago six-month period's $2.9 million, or 20.4 percent of revenues. General and administrative expenses for the recent six months were $2.9 million, or 18.2 percent of revenues, which decreased from $4.5 million, or 32.2 percent of revenues, reported for the year-ago six-month period.

The net loss for the first six months of fiscal year 2003 was $0.6 million, or $0.04 per share, compared with a net loss of $5.8 million, or $0.39 per share, for the first six months of fiscal year 2002.

Guidance

Consistent with the Company's guidance provided with first quarter fiscal year 2003 financial results, and due to the divestiture of Netreon, the Company expects to experience a decrease in operating expenses of approximately 30 percent in fiscal 2003 from the levels experienced during fiscal 2002. This expense reduction is an important goal in the Company's strategy to return to profitability. The Company anticipates that its gross margins will decrease three percent to five percent sequentially for the third quarter and will be above 65 percent in the fourth quarter due to the anticipated sale to an OEM of an annual license for Peerless technology. The Company expects it will experience a small sequential revenue decline of one percent to three percent in the third quarter of fiscal year 2003, due to the timing of licensing revenues, partially offset by an expected increase in the level of engineering services with the completion of several turnkey efforts. Peerless Systems is currently reviewing the projected design wins and the structure of the wins to determine when the Company expects to achieve profitability. The Company expects to report a loss of $0.2 to $0.5 million for the fourth quarter of the fiscal year. Based on the expected level of sales, the timing of the collection of those sales, and the cost of operations, the Company expects to end the fiscal year ending January 31, 2003 with approximately $13 million in cash and investments.

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Peerless Systems Conference Call

Company management will hold a conference call to discuss its second quarter and first six months of fiscal 2003 results today at 5:00 p.m. Eastern/2:00 p.m. Pacific. Investors are invited to listen to the call live via the Internet at www.peerless.com. Please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. A replay of the webcast will be available for 30 days.

About Peerless Systems Corporation

Peerless Systems Corporation, headquartered in El Segundo, California, is a provider of software-based embedded imaging and networking systems to original equipment manufacturers of digital document products. Digital document products include printers, copiers, fax machines, scanners and color products, as well as multifunction products that perform a combination of these imaging functions. In order to process digital text and graphics, digital document products rely on a core set of imaging software and supporting electronics, collectively known as an embedded imaging system. Embedded networking systems supply the core software technologies to digital document products that enable them to communicate over local area networks and the Internet.

For more information, visit the Company's Web site at www.peerless.com.

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995

This Release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Statements prompted by, qualified by or made in connection with such words as "anticipates," "are expected," "expects to," "expects to achieve profitability," "expected to decline," "experience a decrease," "intend," "is expected," "made solid progress," "new," "progress of developing," "on returning to sustained profitability," "projects," "to determine," "to provide," "to return to profitability," "will experience," "will be above," "will not return," "will use," "will utilize," and words of similar substance signal forward-looking statements. Likewise, the use of such words in connection with or related to any discussion of or reference to the Company's future business operations, opportunities or financial performance sets apart forward-looking statements

In particular, statements regarding the Company's outlook for future business, financial performance and growth, including revenue and cash balances, both quarterly, annually and from specific sources, profit, spending, including spending on research and development efforts, costs, margins and the Company's cash position, as well as statements regarding expectations for the embedded imaging market, new product development and offerings, customer demand for the Company's products and services, market demand for products incorporating the Company's technology, future prospects of the Company, and the impact on future performance of organizational and operational changes; all constitute forward-looking statements.

These forward-looking statements are just estimations based upon the information available to the Company at this time. Thus they involve known and unknown risks and uncertainties such that actual results could differ materially from those set forth in the forward-looking statements made in this Release. Risks and uncertainties include, but are not limited to: a) changes in the marketplaces in which the Company offers its products; b) the failure of Peerless' business strategy for the rendering of complex color images on a high speed virtual engine (high performance color products) to produce the desired financial results; c) the failure of Peerless to maintain its margins due to changes in its business model in reaction to competitive pressures; d) the delay in or the non-acceptance by the market of new product and technology offerings; e) the inability of the Company to retain and attract the technical talent to compete effectively in the marketplace for imaging; f) the failure of Peerless' markets to achieve anticipated growth rates; g) unfavorable economic conditions resulting in decreased demand for original equipment manufacturers' ("OEMs") products using Peerless' technology, making it difficult for the Company to obtain new licensing agreements; h) OEMs' determinations not to proceed with

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development of products using Peerless' current and new technology and product offerings due to, among other things, changes in the demand for anticipated OEM products, age of Peerless' technology, concerns about Peerless' financial position and Peerless' competitors offering alternative solutions; i) the lack of acceptance of Peerless' Internet printing technology by users in the hospitality markets; j) Peerless' competitors coming to market with new products or alternative solutions that are superior or available at a lower cost or earlier than anticipated or believed to be possible; k) the markets in imaging and networking may not grow to anticipated levels; l) the costs associated with the development and marketing of products for imaging and networking may be higher than currently forecasted; m) an unfavorable outcome to the class action lawsuit presently being litigated; n) changes in demand for the Company's products and services based on market conditions and the competitiveness of Peerless' products from both technological and pricing perspectives; o) the Company's inability to maintain or further improve operating efficiencies or to further streamline operations; p) the impact on the Company's financials of any future need to expand the organization to meet customer or market demands; q) continuing unfavorable world-wide economic conditions exacerbated by the terrorist attacks on the worldwide business and the financial infrastructure; r) incremental costs of operations arising out of the change in the law (Sarbanes-Oxley Act of 2002) regarding corporate governance, financial disclosure, auditor independence, corporate fraud and the accounting profession in general, and s) other factors affecting Peerless' business and the forward-looking statements set forth herein, which risks and uncertainties as described more fully from time to time in Peerless' public filings with the Securities and Exchange Commission, including but not limited to the Company's most recent Annual Report on Form 10-K for the year ending January 31, 2002 in the Section called Risks and Uncertainties at pages 28 through 38, inclusive, filed on May 1, 2002, and the Company's most recent Quarterly Report on Form 10-Q for the quarter ending April 30, 2002 in the Section called Risks and Uncertainties at pages 17 through 26, inclusive, filed on June 14, 2002.


Current and prospective stockholders are urged not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company is under no obligation, and expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements contained herein are qualified in their entirety by the foregoing cautionary statements.

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                          PEERLESS SYSTEMS CORPORATION
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)
                                  (Unaudited)

                                                            Three Months Ended
                                                                   July 31,
                                                  ----------------------------------------
                                                          2002                  2001
                                                  -----------------     ------------------
Revenues:
    Product licensing                             $  5,687    80.2%     $  5,227     71.2%
    Engineering services and maintenance               932    13.1%        1,364     18.6%
    Other                                              473     6.7%          748     10.2%
                                                  --------              --------
        Total revenues                               7,092   100.0%        7,339    100.0%
                                                  --------              --------
Cost of revenues:
    Product licensing                                2,148    30.3%        2,040     27.8%
    Engineering services and maintenance               607     8.6%        1,785     24.3%
    Other                                              270     3.8%          442      6.0%
                                                  --------              --------
        Total cost of revenues                       3,025    42.7%        4,267     58.1%
                                                  --------              --------
        Gross margin                                 4,067    57.3%        3,072     41.9%
                                                  --------              --------
Operating expenses:
    Research and development                         2,449    34.5%        3,390     46.2%
    Sales and marketing                              1,103    15.6%        1,673     22.8%
    General and administrative                       1,574    22.2%        2,513     34.2%
                                                  --------              --------
        Total operating expenses                     5,126    72.3%        7,576    103.2%
                                                  --------              --------
Loss from operations                                (1,059)  -14.9%       (4,504)   -61.4%
Other income                                             -     0.0%        2,320     31.6%
Interest income, net                                   111     1.6%          195      2.7%
                                                  --------              --------
                                                       111     1.6%        2,515     34.3%
                                                  --------              --------
Loss before income taxes                              (948)  -13.4%       (1,989)   -27.1%
Provision for income taxes                             234     3.3%          543      7.4%
                                                  --------              --------
        Net loss                                  $ (1,182)  -16.7%     $ (2,532)   -34.5%
                                                  ========              ========

Loss per share - basic and diluted                $  (0.08)             $  (0.17)
                                                  ========              ========

Weighted average common shares
    outstanding - basic and diluted                 15,241                14,926
                                                  ========              ========

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                          PEERLESS SYSTEMS CORPORATION
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)
                                  (Unaudited)

                                                                Six Months Ended
                                                                     July 31,
                                                  ----------------------------------------
                                                         2002                  2001
                                                  -----------------     ------------------
Revenues:
    Product licensing                             $ 12,561    80.1%     $  9,605     68.4%
    Engineering services and maintenance             2,625    16.7%        3,169     22.6%
    Other                                              505     3.2%        1,269      9.0%
                                                  --------              --------
        Total revenues                              15,691   100.0%       14,043    100.0%
                                                  --------              --------
Cost of revenues:
    Product licensing                                4,690    29.9%        3,603     25.7%
    Engineering services and maintenance             1,578    10.1%        3,233     23.0%
    Other                                              270     1.7%          757      5.4%
                                                  --------              --------
        Total cost of revenues                       6,538    41.7%        7,593     54.1%
                                                  --------              --------
        Gross margin                                 9,153    58.3%        6,450     45.9%
                                                  --------              --------
Operating expenses:
    Research and development                         4,951    31.6%        6,684     47.6%
    Sales and marketing                              2,194    14.0%        2,868     20.4%
    General and administrative                       2,855    18.2%        4,521     32.2%
                                                  --------              --------
        Total operating expenses                    10,000    63.7%       14,073    100.2%
                                                  --------              --------
Loss from operations                                  (847)   -5.4%       (7,623)   -54.3%
Other income                                             -     0.0%        2,320     16.5%
Interest income, net                                   221     1.4%          448      3.2%
                                                  --------              --------
        Total other income                             221     1.4%        2,768     19.7%
                                                  --------              --------
Loss before income taxes                              (626)   -4.0%       (4,855)   -34.6%
Provision (benefit) for income taxes                   (42)   -0.3%          936      6.7%
                                                  --------              --------
        Net loss                                  $   (584)   -3.7%     $ (5,791)   -41.2%
                                                  ========              ========

Basic and diluted loss per share                  $  (0.04)             $  (0.39)
                                                  ========              ========

Weighted average common shares
    outstanding - basic and diluted                 15,265                14,966
                                                  ========              ========

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                           PEERLESS SYSTEMS CORPORATION
                          CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                                       July 31,        July 31,
                                                         2002            2002
                                                     -----------       --------
                                                     (Unaudited)

                          ASSETS

Current assets:
   Cash and cash equivalents                           $ 11,761        $ 11,030
   Short-term investments                                   711             508
   Trade accounts receivable, net                         3,338           5,158
   Unbilled receivables                                     670             160
   Prepaid expenses and other current assets                941             537
                                                       --------        --------
       Total current assets                              17,421          17,393
Investments                                               2,553           3,116
Property and equipment, net                               2,716           4,038
Income taxes receivable                                     544              --
Other assets                                                548             387
                                                       --------        --------
       Total assets                                    $ 23,782        $ 24,934
                                                       ========        ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                    $    746        $    742
   Accrued wages                                            700           1,033
   Accrued compensated absences                             671             675
   Other current liabilities                              2,600           2,482
   Deferred revenue                                       1,645           1,827
                                                       --------        --------
       Total current liabilities                          6,362           6,759
Other tax liabilities                                     1,519           2,060
Deferred rent                                               434             121
                                                       --------        --------
       Total liabilities                                  8,315           8,940
                                                       --------        --------

Stockholders' equity
   Common stock                                              15              15
   Additional paid-in capital                            48,846          48,789
   Accumulated deficit                                  (33,281)        (32,697)
   Treasury stock                                          (113)           (113)
                                                       --------        --------
       Total stockholders' equity                        15,467          15,994
                                                       --------        --------
       Total liabilities and stockholders' equity      $ 23,782        $ 24,934
                                                       ========        ========